Exhibit 2.1

FIRST AMENDMENT TO
BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), dated as of October 13, 2026, is entered into by and among WT Realty Group Inc., a Delaware corporation, together with its subsidiaries (the “Company”), FortuneX Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), and FortuneX Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of SPAC (“Merger Sub”). Company, SPAC and Merger Sub may also be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of September 18, 2026 (the “Business Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement;

WHEREAS, pursuant to Section 11.2 of the Business Combination Agreement, the Business Combination Agreement may be amended by a writing signed by each party thereto; and

WHEREAS, the parties desire to amend the Business Combination Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendment to Aggregate Merger Consideration.

The definition of “Aggregate Merger Consideration” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Aggregate Merger Consideration” means 52,500,000 shares of PubCo Common Stock, being the number of shares equal to the agreed equity value of the Company of $525,000,000 divided by the reference price of $10.00 per share. The Aggregate Merger Consideration is a fixed number of shares and shall not be subject to any adjustment for cash, indebtedness, net debt, working capital or any similar item, whether before or after the date hereof, nor to any purchase price adjustment, escrow or holdback.

2.	Effect of Amendment.

Except as expressly amended by this Amendment, the Business Combination Agreement remains in full force and effect in accordance with its terms. From and after the effectiveness of this Amendment, each reference in the Business Combination Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Business Combination Agreement in any Additional Agreement, shall mean the Business Combination Agreement as amended by this Amendment.

3.	Miscellaneous.

This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to principles or rules of conflicts of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party hereto of an executed counterpart or the earlier delivery to each party hereto of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

SPAC:

FORTUNEX ACQUISITION CORPORATION

By:	/s/ Daniel M. McCabe
Name:	Daniel M. McCabe
Title:	Chief Executive Officer

Merger Sub:

FORTUNEX MERGER SUB INC.

By:	/s/ Daniel M. McCabe
Name:	Daniel M. McCabe
Title:	President

Company:

WT REALTY GROUP INC.

By:	/s/ Tiffany Xu
Name:	Tiffany Xu
Title:	CEO

[Signature page to First Amendment to Business Combination Agreement]